Exhibit 10(iii)(A)(20)

                       BANKERS TRUST NEW YORK CORPORATION
                       CHANGE IN CONTROL SEVERANCE PLAN I

            The Board of Directors of Bankers Trust New York Corporation (the "Corporation") has determined that it is in the best interests of the Corporation and its stockholders to secure the continued services, dedication and objectivity of the senior management employees of the Corporation and its Subsidiaries (as defined below) in the event of any threat or occurrence of a Change in Control (as defined in Section 1(e)) of the Corporation, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control. To encourage the full attention and dedication to the Corporation and its Subsidiaries by such employees, the Board of Directors and the Human Resources Committee of the Corporation has authorized the Corporation to adopt the Bankers Trust New York Corporation Change in Control Severance Plan I (the "Plan").

            1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

            (a) "Base Salary" means a Participant's highest annual rate of salary or wages (excluding all bonus, overtime and incentive compensation) during the twelve-month period immediately preceding such Participant's Date of Termination.

            (b) "Board" means the Board of Directors of the Corporation.

            (c) "Bonus Amount" means the greater of (i) the annual incentive bonus (cash and the fair market value of stock awarded as part of the annual incentive bonus) earned by the Participant and awarded by the
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      Corporation and/or its Subsidiaries with respect to the performance year immediately preceding the Change in Control or (ii) the average annual incentive bonus (cash and the fair market value of stock awarded as part of the annual incentive bonus) earned by the Participant and awarded by the Corporation and/or its Subsidiaries with respect to the three (3) performance years immediately preceding the Change in Control (provided, that if a Participant has less than three (3) full years of employment with the Corporation or its Subsidiaries prior to the year in which the Change in Control occurs, this clause (ii) shall equal the product of
      (A)(1) the aggregate annual incentive bonuses (cash and the fair market value of stock awarded as part of the annual incentive bonus) earned by the Participant and awarded by the Corporation and/or its Subsidiaries with respect to such period of employment, divided by (2) the number of full months of the Participant's employment during such period, multiplied by (B) twelve (12)).

            (d) "Cause" means (1) a material breach by a Participant of the duties and responsibilities of the Participant (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant's part and which is not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such breach, (2) willful misconduct by a Participant which is materially and demonstrably injurious to the business or reputation of the Corporation or its Subsidiaries, or (3) a Participant's conviction of, or plea of guilty or nolo contendere to, a felony. The Corporation must notify the Participant that it believes "Cause" has occurred within ninety (90) days of its knowledge of the event or condition


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      constituting Cause or such event shall not constitute Cause hereunder.

            (e) "Change in Control" means the occurrence of one of the following events:

            (i) the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the Effective Date) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect on the Effective Date) of 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Corporation Voting Securities"); provided, however, that any acquisition (A) by the Corporation or its Subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction under Subsection (iii), shall not constitute a Change in Control; or

            (ii) individuals who, as of April 15, 1997, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific


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      vote or by approval of the proxy statement of the Corporation in which such person is named as a director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director; or

            (iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's stockholders for such transaction or the issuance of securities in such a transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), (B) no person (other than any employee benefit plan (or


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      related trust) sponsored or maintained by the Surviving Corporation or the
      Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A),
      (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction");
      or

            (iv) the sale or other disposition of all or substantially all of the assets of the Corporation or a liquidation of the Corporation.

            Anything herein to the contrary notwithstanding, with respect to any Participant, a Change in Control shall not be deemed to have occurred if such Change in Control results from or arises out of a purchase or other acquisition of the Corporation, directly or indirectly, by a corporation or other entity in which such Participant has or obtains a direct or indirect equity interest immediately prior to, or in connection with, such Change in Control; provided, however that the limitation contained in this sentence shall not apply in respect of any direct or indirect equity interest in a corporation or other entity (a) which equity interest is less than 1% of such entity's equity


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      interests, or (b) which is received by such Participant without the
      Participant's concurrence or consent, as a result of or in connection with a purchase or other acquisition of the Corporation by such corporation or other entity.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 20% or more of the Corporation Voting Securities as a result of the acquisition of the Corporation Voting Securities by the Corporation which, by reducing the number of shares of Corporation Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation's acquisition such person becomes the beneficial owner of additional shares of Corporation Voting Securities that increases the percentage of Corporation Voting Securities beneficially owned by such person, then a Change in Control shall occur.

            (f) "Committee" means the Human Resources Committee of the Board.

            (g) "Corporation" means Bankers Trust New York Corporation, a New York corporation, and any successor thereto.

            (h) "Date of Termination" means the date on which a Participant's employment with the Participant's Employer terminates.

            (i) "Effective Date" means the date set forth in Section 14(b) of this Plan as the effective date of this Plan.

            (j) "Employee" means any regular, full-time salaried employee of an Employer.


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            (k) "Employer" means the Corporation or any Subsidiary which is covered by this Plan pursuant to Section 7 and remains a Subsidiary.

            (l) "Executive Officer" means any Participant who is (i) an "executive officer" of the Corporation as defined in Rule 3b-7 under the Exchange Act (or any successor provision thereto), or (ii) so designated for purposes of this Plan by the Corporation's Chief Executive Officer or the Board.

            (m) "Good Reason" means, without a Participant's express written consent, the occurrence of any of the following events during the Termination Period:

            (1) in the case of any Executive Officer (but not any other Participant), the assignment to such Executive Officer of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with such Executive Officer's duties and responsibilities with the Executive Officer's Employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Corporation no longer being a publicly traded entity, and does not involve any other event set forth in this paragraph (1);

            (2) a reduction by the Employer in the Participant's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;


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            (3) any requirement by the Employer that the Participant (i) be based anywhere more than fifty (50) miles from the location where the Participant's employment is located at the time of the Change in Control or (ii) travel on Employer business to an extent substantially greater than the travel obligations of the Participant immediately prior to such Change in Control;

            (4) the failure of the Employer or the Corporation to (i) continue in effect any employee benefit plan or compensation plan in which the Participant is participating immediately prior to such Change in Control (including the taking of any action which would adversely affect the Participant's participation in or materially reduce the Participant's benefits under any such plan), unless the Participant is permitted to participate in other plans providing the Participant with substantially comparable benefits, (ii) provide the Participant and the Participant's dependents with welfare benefits in accordance with the plans, practices, programs and policies in which the Participant participated immediately prior to such Change in Control or provide substantially comparable benefits at a substantially comparable cost to the Participant, (iii) provide fringe benefits in accordance with the plans, practices, programs and policies in which the Participant participated immediately prior to such Change in Control, or provide substantially comparable fringe benefits, or (iv) provide the Participant with paid vacation in accordance with the plans, policies, programs and practices applicable to such Participant immediately prior to such Change in Control (including


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      crediting the Participant with all service credited for such purpose prior to the Change in Control), unless the failure to provide such paid vacation is a result of a policy uniformly applied by the entity acquiring the Corporation to its employees; or

            (5) the failure of the Corporation to obtain the assumption agreement from any successor as contemplated in Section 9(b).

            Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Employer (or the Corporation) within thirty (30) days after receipt of notice thereof given by the Participant shall not constitute Good Reason. A Participant's right to terminate employment for Good Reason shall not be affected by the Participant's incapacity due to mental or physical illness and a Participant's continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. A Participant must, however, provide notice of termination within ninety (90) days of such Participant's knowledge of an event or condition constituting Good Reason or such event shall not constitute Good Reason hereunder.

            (n) "Nonqualifying Termination" means a termination of a Participant's employment (1) by the Employer for Cause, (2) by the Participant for any reason other than Good Reason, (3) as a result of the Participant's death, (4) by the Employer eighty-five (85) or more calendar days after such Participant's last day of active employment, at a time where such Participant is on a personal leave of absence, (5) by the Employer after the Participant's combination of short-term disability and long-term disability benefits


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      exceed twelve (12) or more months, (6) as a result of the Participant's mandatory retirement after age sixty-five (65), (7) pursuant to Section 10 hereof or (8) prior to or following the Termination Period.

            (o) "Participant" means, subject to Section 2, any Senior Management Employee.

            (p) "Plan" means the Bankers Trust New York Corporation Change in Control Severance Plan I.

            (q) "Senior Management Employee" means any Employee who is (i) a member of the Management Committee (or any successor organization) of the Corporation (a "Management Committee Member"), (ii) a member of the Business Council (or any successor organization) of the Corporation and who is not a Management Committee Member (a "Business Council Member"), or
      (iii) a Senior Managing Director (or its equivalent) or any other Employee who is a participant in the Corporation's Partnership Equity Plan (or any successor Plan), other than Participants described in (i) or (ii) above (a "Senior Managing Director").

            (r) "Separation Benefit" means the benefit payable in accordance with Section 3(a)(2) of this Plan.

            (s) "Subsidiary" means any corporation which at the time qualifies as a subsidiary under the definition of "subsidiary corporation" in
      Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

            (t) "Termination Period" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.


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            2. Participation. (a) Each Employee who is a Senior Management
Employee shall automatically be entitled to be a Participant in the Plan (except with respect to any limitations on participation provided under Section 1(m)(1) with respect to the definition of Good Reason and under Section 4 with respect to certain payments thereunder) as of the later of the Effective Date or the date on which such Employee becomes a Senior Management Employee; provided, however, that any Employee hired subsequent to a Change in Control shall not be treated as a Participant in this Plan with respect to such Change in Control unless such participation is specifically approved by the Committee.

            (b) A Participant shall cease to be a Participant in the Plan when he ceases to be a Senior Management Employee, unless such Participant is then entitled to payment of a Separation Benefit as provided in the Plan or such change in status constitutes Good Reason under the Plan. A Participant entitled to payment of a Separation Benefit shall remain a Participant in the Plan until the full amount of the Separation Benefit, and any other obligation under this Plan (including payments under Section 4, if any), has been paid to the Participant. If a Participant ceases to be a Senior Management Employee prior to a Change in Control, such Participant shall have no further rights under this Plan.

            3. Payments Upon Termination of Employment.

            (a) If during the Termination Period the employment of a Participant shall terminate, other than by reason of a Nonqualifying Termination, then the Corporation shall provide to such Participant the following benefits:

            (1) Within thirty (30) days following the Participant's Date of Termination, the Corporation shall pay to such Participant a lump-sum cash amount equal to the sum of (A) the Participant's Base Salary (without regard to any reduction


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      constituting Good Reason) through the Date of Termination and any bonus awards that have been awarded, but are not yet payable, and (B) any accrued vacation pay, in each case to the extent not theretofore paid.

            (2) Within thirty (30) days following the Participant's Date of Termination, the Corporation shall pay to such Participant a lump-sum Separation Benefit, based upon the Participant's position (without regard to any change in position following a Change in Control which would constitute Good Reason hereunder) as of the Participant's Date of Termination, equal to:

                  (A) for Senior Managing Directors, one and one-half (1.5)
            times the sum of such Participant's Base Salary and Bonus Amount;
            and

                  (B) for Business Council Members, two (2) times the sum of such Participant's Base Salary and Bonus Amount; and

                  (C) for Management Committee Members, three (3) times the sum of such Participant's Base Salary and Bonus Amount.

Notwithstanding the foregoing, no Participant may receive a Separation Benefit in excess of $7.5 million.

            (3) For a period commencing on the Date of Termination and continuing for the number of years (or fractions thereof) equal to the multiple used to determine the Separation Benefit, the Corporation shall continue to keep in full force and effect (or otherwise provide) all policies of medical, dental, accident, disability (other than, in the absence of a terminal illness, long-term disability) and life insurance with respect to the Participant and his dependents with the same level of coverage, upon the same terms and otherwise to


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      the same extent as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Participant, immediately prior to the Change in Control), and the Corporation and the Participant shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. If the Participant cannot continue to participate in the policies of the Corporation (or the Participant's Employer) providing such benefits, the Corporation shall otherwise provide such benefits outside of the policies. Notwithstanding the foregoing, if such Participant becomes reemployed with another employer and is eligible to receive any of the welfare benefits described in this Section 3(a)(3) from such employer, the Participant shall cease receiving such benefit under this Plan. To the extent permitted by applicable law, such Participant shall be entitled to be offered continuation health coverage under Section 4980B of the Code, following completion of the period set forth in this paragraph (3).

            (b) If during the Termination Period the employment of a Participant shall terminate by reason of a Nonqualifying Termination, then the Corporation shall pay to the Participant within thirty (30) days following the Date of Termination, a cash amount equal to the sum of (1) the Participant's Base Salary (without regard to any reductions constituting Good Reason) through the Date of Termination and any bonus awards that have been awarded, but are not yet payable, and (2) any accrued vacation pay, in each case to the extent not theretofore paid.


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            (c) The Separation Benefit and the other benefits described in this
Section 3 and in Section 4 shall be payable in addition to, and not in lieu of, all other accrued, vested or deferred compensation, rights, options or other benefits which may be owed to a Participant following termination or upon a Change in Control, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan; provided, however, that any Separation Benefits a Participant is entitled to hereunder shall be reduced by the present value of the amount of any payments in the nature of separation allowance, severance pay, or "notice" pay which the Corporation or any Employer is required to pay such Participant pursuant to any applicable law, severance program or employment or severance agreement. For this purpose, unemployment compensation benefits shall not reduce Separation Benefits hereunder.

            4. Additional Payments and Limitations on Payments.

            (a) Anything in this Plan (other than this Section 4) to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or acceleration of vesting of any award or benefit by the Corporation or its affiliated companies (a "Payment") to or for the benefit of a Management Committee Member, a Business Council Member, or any other individual designated by the Corporation's Chief Executive Officer or the Board (each, an "Eligible Participant"), whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4(a), would be subject to the excise tax imposed by Section 4999 of the Code, or


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any interest or penalties are incurred by the Eligible Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Corporation shall pay the Eligible Participant an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Eligible Participant of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Eligible Participant retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Eligible Participant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Eligible Participant shall be deemed to (A) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the Participant's own highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Eligible Participant's adjusted gross income. The receipt of a Gross-Up Payment under this Section 4 shall in no event be conditioned upon the Eligible Participant's termination of employment or receipt of Separation Benefits under this Plan. Notwithstanding the foregoing provisions of this Section 4(a), if it shall be determined that the Eligible


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Participant is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Separation Benefits were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Eligible Participant under this Plan shall be reduced (but not below zero) to the maximum amount that could be paid to such Eligible Participant without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under
Section 3(a)(2), unless an alternative method of reduction is elected by the Eligible Participant. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to the Eligible Participant under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Plan to such Eligible Participant shall be reduced pursuant to this provision.

            (b) The Gross-Up Payment under this Section 4 with respect to any Payment shall be made no later than sixty (60) days following such Payment. If the Corporation determines that no Excise Tax is payable by the Eligible Participant, it shall furnish the Participant, upon written request, with a written statement to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment") or Gross-Up Payments are made by the Corporation which should not have been made


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("Overpayment"), consistent with the calculations required to be made hereunder.
In the event that the Eligible Participant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Corporation shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Eligible Participant. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Eligible Participant for his Excise Tax, the Corporation shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Eligible Participant to or for the benefit of the Corporation.

            (c) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or for the benefit of a Participant who is not an Eligible Participant under this Section 4, whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Plan or otherwise would be subject to the Excise Tax, then the Separation Benefit shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax, but only if (1) the net amount of the Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Payments) is greater than (2) (A) the net amount of the Payments, without reduction (but after deduction of any taxes (other than the Excise Tax) on such Payments), less (B) the amount of Excise Tax to which the Participant would be subject in respect of the Payments. Prior to the payment date set forth in
Section 3(a)(2), the Corporation shall provide such Participant, upon request, with its calculation of the amounts referred to in this paragraph and such supporting materials as are reasonably necessary for the


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Participant to evaluate the Corporation's calculations. If the Participant objects to the Corporation's calculations, the Corporation shall pay to the Participant such portion of the Separation Benefit (up to 100% thereof) as the Participant determines is necessary to result in the Participant receiving the maximum amount of Payments (net of all taxes) he could receive under this paragraph (c).

            (d) Subject to the provisions of Section 4(a), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation. A Participant shall cooperate, to the extent such Participant's expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            5. Withholding Taxes. The Corporation may withhold from all payments due to a Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Corporation or any Employer is required to withhold therefrom.

            6. Reimbursement of Expenses and Settlement of Disputes. If any contest or dispute shall arise under this Plan involving termination of a Participant's employment with an Employer or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse the Participant, on a current basis, for all reasonable legal fees and expenses, if any, reasonably incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), provided, that, if it is determined by a court or by arbitration that the Participant had not entered into the contest or dispute in good faith, the Participant shall be


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obligated to return to the Corporation such reimbursed fees and expenses. All disputes hereunder shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Corporation shall bear all costs and expenses in connection with the retention of the arbitration panel for any proceeding.

            7. Participating Employers. Except for the Subsidiaries included within Schedule A hereto, each Subsidiary shall, automatically and without any action on the part of such Subsidiary, be deemed an Employer and the provisions of this Plan shall be fully applicable to the Employees of such Subsidiary.

            8. Termination or Amendment of Plan.

            (a) Subject to paragraph (b) below, this plan shall be in effect as of the Effective Date and shall terminate upon the fifth anniversary of the Effective Date unless terminated at an earlier date by the Corporation.

            (b) The Corporation shall have the right prior to a Change in Control, in its sole discretion pursuant to action by the Board, to approve the termination or amendment of this Plan; provided, however, that no such action which would adversely affect the rights or potential rights of Participants shall be taken by the Board from the time the Board is informed at a regular or special meeting as to the identity of a person that may desire to enter into a Change in Control until, in the opinion of the Board, such person or the Corporation has abandoned or terminated any potential Change in Control; and provided, further, that notwithstanding anything in paragraph (a) of this
Section 8 to the contrary, in no event shall this Plan be terminated or amended following a Change in Control (including any prior designations made by the Corporation's Chief Executive


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

Officer or the Board under Sections 1(l) or 4) in any manner which would adversely affect the rights or potential rights of Participants under this Plan with respect to such Change in Control.

            9. Successors.

            (a) This Plan shall not be terminated by any merger, consolidation, share exchange or similar event involving the Corporation whereby the Corporation is or is not the surviving or resulting entity. In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

            (b) The Corporation agrees that concurrently with any merger, consolidation, share exchange or sale, lease or transfer of all or substantially all of its assets it will cause any successor or transferee unconditionally to assume all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such merger, consolidation, share exchange or transfer of assets shall constitute Good Reason hereunder. For purposes of implementing the foregoing, the date on which any such merger, consolidation, share exchange or transfer becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

            (c) This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts are payable to the Participant hereunder (including any payments which may be owed under Section 4), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.

            10. Sales of Divisions or Units. Notwithstanding anything contained herein to the contrary, in the event of a sale of a division or unit of the Corporation following a Change in Control, any Participant affected by such sale shall not be eligible to receive the benefits under this Plan solely as a result of the sale, if such Participant is offered a reasonably comparable position with reasonably comparable compensation with the acquiring company in the same general geographic area as such Participant's then current position, and the acquiring company agrees to provide a similar plan to this Plan ("Comparable Employment"). The acquiring company's plan shall provide that if such Participant's Comparable Employment with the acquiring company is terminated (other than pursuant to a reason which would constitute a Nonqualifying Termination hereunder) within two (2) years from the Change in Control under this Plan, the acquiring company shall provide benefits equivalent to those hereunder. The terms of the Participant's Comparable Employment shall be the basis for determining Good Reason under such acquiring company's plan.

            11. No Mitigation; Offset. The obligation of the Corporation to make any payments provided for by this Plan to a Participant and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation or any Employer may have against the Participant or others; provided, however, that the Corporation shall be entitled to offset against its obligations hereunder any severance payment made or benefit provided by the Corporation or by a Participant's Employer. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment, except as provided in Section 3(a)(3) of this Plan.

            12. Governing Law; Validity. The interpretation, construction and performance of this Plan, unless pre-empted by the Employee Retirement Income Act of 1974, as amended, ("ERISA"), shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

            13. Administration. The Plan shall be administered by the Committee. Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for Separation Benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

            14. Miscellaneous.

            (a) Neither the Corporation nor any Employer shall be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Plan. The Corporation shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets.

            (b) The "Effective Date" of the Plan is August 8, 1997.

            (c) This Plan does not constitute a contract of employment or impose on the Corporation or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the policies of the Corporation or its Subsidiaries regarding termination of employment.

            (d) The Corporation's obligations hereunder shall be subject to all applicable laws, and Separation Benefits may be adjusted to comply with any such laws.

                                   Schedule A

            This Plan shall not apply to any entity that:

            (i) becomes a Subsidiary as a result of a foreclosure or similar action;

            (ii) becomes a Subsidiary as a result of the conversion of loans, securities or other obligations into voting securities in connection with a reorganization or recapitalization of such entity;

            (iii) becomes a Subsidiary as a result of a private equity investment; or

            (iv) is otherwise excluded from participation in the Plan by the Committee at the time it becomes a Subsidiary.